UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Four Corners Property Trust, Inc.

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591 Redwood Highway, Suite 1150
Mill Valley, California 94941
(415) 965-8030

May 1, 2017

Dear Four Corners Property Trust, Inc. Stockholder:

You are cordially invited to the Four Corners Property Trust, Inc. 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 16, 2017, at 2:00 p.m. Eastern Time. The Annual Meeting will be a completely virtual meeting of stockholders. You will be able to attend the annual meeting, vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/FCPT2017 and entering your unique control number provided in the Notice of Internet Availability of Proxy Materials described below or the proxy card.

At the Annual Meeting, you will be asked to (i) elect five directors to our Board of Directors, (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, (iii) approve, on a non-binding advisory basis, the compensation of our named executive officers, (iv) select, on a non-binding advisory basis, the frequency with which we will conduct the non-binding advisory vote on executive compensation, and (v) transact such other business as may properly come before the meeting or any postponements or adjournments thereof. The accompanying Notice of 2017 Annual Meeting of Stockholders describes these matters.

We have elected to provide access to our proxy materials on the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. Our proxy materials are available at www.proxyvote.com. We have sent a Notice of Internet Availability of Proxy Materials to each of our stockholders, providing instructions on how to access our proxy materials, including this proxy statement and our 2016 Annual Report to Stockholders, on the Internet. Please read the enclosed information carefully before submitting your proxy.

Please join us at the virtual Annual Meeting. Whether or not you plan to attend, it is important that you authorize your proxy promptly. If you do attend the virtual Annual Meeting, you may revoke your proxy by electronically voting during the virtual Annual Meeting.

Sincerely,

William H. Lenehan
President, Chief Executive Officer and
Director

591 Redwood Highway, Suite 1150
Mill Valley, California 94941
(415) 965-8030

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Four Corners Property Trust, Inc.:

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Four Corners Property Trust, Inc., a Maryland corporation, will be held via live webcast at www.virtualshareholdermeeting.com/FCPT2017, on Friday, June 16, 2017, at 2:00 p.m. Eastern Time, for the following purposes:

1. To consider and vote upon the election of five directors to the Board of Directors to serve until the 2018 Annual Meeting of Stockholders and until their successors have been duly elected and qualify;

2. To consider and vote upon the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

3. To approve, on a non-binding advisory basis, the compensation of our named executive officers;

4. To select, on a non-binding advisory basis, the frequency with which we will conduct the non-binding advisory vote on executive compensation; and

5. To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

We know of no other matters to come before the Annual Meeting. Only stockholders of record at the close of business on Wednesday, April 19, 2017, are entitled to notice of and to vote at the Annual Meeting or at any postponements or adjournments thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2017. Our Proxy Statement and 2016 Annual Report are available at www.proxyvote.com.

Regardless of the number of shares of common stock you hold, as a stockholder your role is very important and the Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES L. BRAT
General Counsel and Secretary
Dated: May 1, 2017
Mill Valley, California

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	48
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	49
Procedures for Approval of Related Party Transactions	49
MISCELLANEOUS	49
Stockholder Proposals and Nominations	49
Householding	49
Other Matters	50

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591 Redwood Highway, Suite 1150
Mill Valley, California 94941
(415) 965-8030

PROXY STATEMENT

GENERAL INFORMATION REGARDING SOLICITATION AND VOTING

General

This proxy statement will first be made available to stockholders on or about May 1, 2017. This proxy statement is furnished by the Board of Directors (the “Board”) in connection with its solicitation of proxies for Four Corners Property Trust, Inc.’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 16, 2017, at 2:00 p.m. Eastern Time, via live webcast at www.virtualshareholdermeeting.com/FCPT2017, and any postponements or adjournments thereof. Unless the context requires otherwise, references in this proxy statement to “we,” “our,” “us” and the “Company” refer to Four Corners Property Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries.

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders entitled to notice of and to vote at the Annual Meeting and at any postponement or adjournment thereof. The Notice is being mailed to stockholders on or about May 1, 2017. Stockholders will have the ability to access the proxy materials at www.proxyvote.com or request to receive a printed set of the proxy materials by mail or an electronic set of materials by email. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe these rules allow us to provide our stockholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 16, 2017. Our Proxy Statement and 2016 Annual Report to Stockholders are available at www.proxyvote.com.

Certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. In addition, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and, upon request, will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.

No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, you should not rely on that information or

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representation as having been authorized by us. The delivery of this proxy statement does not imply that the information herein has remained unchanged since the date of this proxy statement.

Four Corners Property Trust, Inc.

We were formed as a Maryland corporation on July 2, 2015, and on November 9, 2015, Darden Restaurants, Inc. (“Darden”) completed a separation and spin-off transaction pursuant to which Darden contributed to us select real estate and restaurant assets in exchange for our shares of common stock, which Darden subsequently distributed to its stockholders on a pro rata basis (the “Spin-Off”). Our objective is to grow and diversify our portfolio through the acquisition of well-located restaurant properties with leading restaurant operators and franchisees.

Questions and Answers Regarding the Annual Meeting

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to:

●	consider and vote upon the election of five directors to the Board to serve until the 2018 Annual Meeting of Stockholders and until their successors are duly elected and qualify (Proposal One);

●	consider and vote upon the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal Two);

●	consider and vote to approve, on a non-binding advisory basis, the compensation of our named executive officers (Proposal Three); and

●	consider and vote to select, on a non-binding advisory basis, the frequency with which we will conduct the non-binding advisory vote on executive compensation (Proposal Four).

The proposals set forth in this proxy statement constitute the only business that the Board intends to present at the Annual Meeting. The proxy does, however, confer discretionary authority upon the proxy holders named on the proxy card or their substitutes, to vote on any other business that may properly come before the Annual Meeting. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.

Who is entitled to vote at the Annual Meeting?

The close of business on Wednesday, April 19, 2017, has been fixed as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record as of the close of business on the Record Date are entitled to receive notice of, to attend, and to vote at the Annual Meeting. On the Record Date, our outstanding voting securities consisted of 60,022,912 shares of common stock. Each share of common stock is entitled to one vote. Votes may not be cumulated in the election of directors.

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How do I vote?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by us. You may authorize your proxy in the following ways:

●	Via the Internet by following the instructions provided in the Notice;

●	If you request printed copies of the proxy materials by mail, by filling out the proxy card included with the materials; or

●	By calling the toll-free number found on the proxy card or the Notice.

Proxies authorized properly via one of the methods discussed above will be voted in accordance with the instructions contained therein. If the proxy is authorized but voting directions are not made, the proxy will be voted “FOR” each of the five director nominees, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, “FOR” the approval of the compensation of our named executive officers, and “ONE YEAR” for the frequency with which we will conduct the advisory vote on executive compensation.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee.

If your shares of common stock are held through a broker, bank or other nominee, under applicable rules of the New York Stock Exchange (the “NYSE”) (the exchange on which our common stock is traded), the brokers will vote your shares according to the specific instructions they receive from you. If a broker that holds shares of our common stock for a beneficial owner does not receive voting instructions from that owner, the broker may vote on the proposal if it is considered a “routine” matter under the NYSE’s rules, including this year’s ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Pursuant to the rules of the NYSE, the election of directors, the non-binding advisory vote on executive compensation and the non-binding advisory vote on the frequency of an advisory vote on executive compensation are not “routine” matters as to which brokers, banks or other nominees may vote in their discretion on behalf of clients who have not furnished voting instructions. When a broker, bank or other nominee does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner, it is referred to as a “broker non-vote.”

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How can I attend the virtual Annual Meeting?

The Annual Meeting will be held on Friday, June 16, 2017, at 2:00 p.m. Eastern Time via live webcast at www.virtualshareholdermeeting.com/FCPT2017. To enter the live webcast and have the ability to submit questions during the Annual Meeting, please have your unique control number available, which is provided in the Notice or proxy card. You may vote electronically during the Annual Meeting at www.proxyvote.com by entering your unique control number and following the instructions.

What will constitute a quorum at the Annual Meeting?

Presence in person (by means of remote communication) at the virtual Annual Meeting or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting constitutes a quorum. If the shares present in person (by means of remote communication) or by proxy at the Annual Meeting do not constitute a quorum, the Annual Meeting may be adjourned by the chairperson of the Annual Meeting to a date not more than 120 days after the Record Date without notice other than announcement at the Annual Meeting. Shares that are voted “FOR,” “AGAINST,” “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you are a stockholder of record as of the Record Date and have returned a valid proxy or attend the virtual Annual Meeting in person (by means of remote communication), your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting. “Broker non-votes” will also be counted as present for purposes of determining the presence of a quorum.

How many votes are needed for the proposals to pass?

The proposals to be voted on at the Annual Meeting have the following voting requirements:

Proposal One: Pursuant to our bylaws, in an uncontested election, the five director nominees will be elected by a majority of votes cast. This means that the number of votes “FOR” a director’s election exceeds the number of votes “AGAINST” the director’s election. Cumulative voting is not permitted. Abstentions and broker non-votes, if any, will not be counted as votes cast on Proposal One and will have no effect on this proposal. However, under our Bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast for the election of directors at any meeting at which a quorum is present, the director must promptly tender his or her resignation to the Board and remain a director until the Board appoints an individual to fill the office held by such director.

Proposals Two and Three: You may vote “FOR,” “AGAINST,” or “ABSTAIN” on Proposals Two and Three. To be approved, each of Proposals Two and Three must receive the affirmative vote of a majority of the votes cast, in person (by means of remote communication) or by proxy, at the Annual Meeting on each proposal. Abstentions and broker non-votes, if any, will not be counted as votes cast on Proposals Two or Three and will have no effect on the result of these votes. While the vote on Proposal Three is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding the compensation of our named executive officers.

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Proposal Four: You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” on Proposal Four. Abstentions and broker non-votes, if any, will not be counted as votes cast on Proposal Four and will have no effect on the result of these votes. While the vote on Proposal Four is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding the frequency of an advisory vote on executive compensation.

What are the Board’s voting recommendations?

The Board recommends that you vote as follows:

●	“FOR” each of the five director nominees set forth in Proposal One;

●	“FOR” Proposal Two, relating to the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

●	“FOR” Proposal Three, relating to the approval of the compensation of our named executive officers; and

●	“ONE YEAR” for Proposal Four, relating to the selection of the frequency of an advisory vote on executive compensation.

Any properly authorized proxy as to which no instructions are given will be voted in accordance with the foregoing recommendations.

Can I change my vote after I have voted?

You may revoke your proxy at any time prior to it being exercised by (i) delivering a written notice of revocation to our Secretary, (ii) filing a duly executed proxy bearing a later date with us or (iii) electronically voting during the Annual Meeting at www.virtualshareholdermeeting.com/FCPT2017 when you enter your unique control number. If you attend the virtual Annual Meeting in person (by means of remote communication), you may vote online whether or not you have previously given a proxy, but your attendance (without further action) at the Annual Meeting will not constitute revocation of a previously given proxy. If you hold your shares through a broker, bank or other nominee holder, only they can revoke your proxy on your behalf.

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PROPOSAL ONE: ELECTION OF DIRECTORS

The Board currently has five directors. The five persons named below, each of whom currently serves on our Board, have been recommended by our Nominating and Governance Committee and nominated by our Board to serve on the Board until our 2018 Annual Meeting of Stockholders and until their respective successors are elected and qualify. Each of the director nominees has consented to being named in this proxy statement and to serve as a director if elected. Based on its review of the relationships between the director nominees and the Company, the Board has determined that all of our directors, other than William H. Lenehan, our President and Chief Executive Officer, are independent under applicable SEC and NYSE rules.

The Board has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve as a member of the Board if elected. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board.

Under the Nominating and Governance Committee’s Director Nomination Protocol, in general, while there are no specific minimum qualifications for nominees, any candidate for service on the Board should possess the highest personal and professional ethics and be committed to representing the long-term interests of our stockholders. See “Corporate Governance—Identifying and Evaluating Director Nominees.”

Nominees for Election as Directors

The table below sets forth the names and ages of each of the individuals nominated for election at the Annual Meeting, as well as the positions and offices with us currently held by such individuals.

Name	Position With the Company	Age as of the Annual Meeting
William H. Lenehan	Director, President and Chief Executive Officer	40
Douglas B. Hansen, Jr.	Director	59
John S. Moody	Director, Chairperson of the Board	68
Marran H. Ogilvie	Director	48
Paul E. Szurek	Director	56

Board Nominees

William H. Lenehan has served as our President and Chief Executive Officer since 2015 and joined the Board in 2015. Mr. Lenehan is a real estate industry professional with significant experience in net leased properties and public company corporate governance matters. Mr. Lenehan served on the board of directors of Darden from October 2014 until he resigned effective as of November 9, 2015 to become our President and Chief Executive Officer. From June 2012 until its sale in late 2014, Mr. Lenehan served as a special advisor to the board of directors of EVOQ Properties, Inc., the owner of a substantial portfolio of development assets in downtown Los Angeles, California. Previously, Mr. Lenehan was the Interim Chief Executive Officer of MI Developments, Inc., now named Granite REIT, an owner of net leased industrial and manufacturing real estate, where he was a member of their Strategic Review Committee and was a director. In addition, Mr. Lenehan served on the board of directors for Gramercy Property Trust

Inc., a publicly traded net lease real estate investment trust (“REIT”), from January 2012 until December 2015, where he was Chairman of the Investment Committee, and served on the board of directors of Stratus Properties Inc., a real estate development company, from May 2012 to May 2015. He also spent approximately 10 years as an investment professional at Farallon Capital Management, LLC. Mr. Lenehan has served as a director of Macy’s, Inc. (“Macy’s”), a retailer, since April 2016, and is also a member of the Audit Committee for Macy’s. Mr. Lenehan is a graduate of Claremont McKenna College.

Mr. Lenehan’s qualifications for election to the Board include his extensive executive experience in the real estate industry, including his service as our President and Chief Executive Officer, and his leadership, corporate governance and risk management abilities gained through his experience described above.

Douglas B. Hansen, Jr. is a Director and joined the Board in 2015. Mr. Hansen is also the chairperson of our Investment Committee. Since 2011, Mr. Hansen has served as CEO of Atria Properties, LLC, a commercial real estate brokerage company. Since 2009, Mr. Hansen has served as President of Resonant Capital, Inc., a business services company. Mr. Hansen is a Founder of Redwood Trust, Inc. (“Redwood”), a public mortgage REIT, and served as Redwood’s President from 1994 through 2008. Mr. Hansen currently serves as Vice Chairman of the board of directors of Redwood and has been a director of Redwood since 1994. From 1990 through 1997, he was a Principal with GB Capital. Mr. Hansen holds a Bachelor’s degree in Economics from Harvard College and a Master of Business Administration degree from Harvard Business School.

Mr. Hansen’s qualifications for election to the Board include his extensive experience as a director and executive in a number of companies in the real estate industry, including his experience in relation to corporate governance, executive compensation and risk management.

John S. Moody is the Chairperson of the Board and joined the Board in 2015. Mr. Moody is also the chairperson of our Compensation Committee. Mr. Moody has been an Independent Director of Potlatch Corporation since September 2006 and currently serves as Lead Independent Director. Since 2010, he has served as President of Parkside Capital, LLC, a real estate company, which is based in Houston and is the General Partner and Manager of Parkside Capital Land Fund, LTD. From 2007 through 2009, Mr. Moody served as President of Proterra Management LLC in Houston, which is the General Partner and Manager of Proterra Realty Fund, LTD. From 2004 through 2005, Mr. Moody served as President and Chief Executive Officer of HRO Asset Management, LLC. From 2001 to 2004, he was President of Marsh & McLennan Real Estate Advisors, Inc. He has also served as a Director of Huron Consulting Group since 2005, and Hines Global REIT, Inc., a commercial real estate REIT since 2009. From 2000 to 2005, Mr. Moody served on the board of directors of Equity Office Properties Trust, and from 2004 to 2006, he served on the board of directors of CRIIMI MAE, Inc., both of which were publicly traded REITs. Mr. Moody graduated from Stanford University with a Bachelor’s degree and received his Juris Doctorate with honors from the University of Texas.

Mr. Moody’s qualifications for election to the Board include his extensive experience as a director and executive in a number of companies in the real estate industry, including his experience in relation to corporate governance, executive compensation and risk management.

Marran H. Ogilvie is a Director and joined the Board in 2015. Ms. Ogilvie is also the chairperson of our Audit Committee and our Nominating and Governance Committee. Ms. Ogilvie has served as an Advisor to the Creditors Committee for the Lehman Brothers International (Europe) Administration since 2008, as a Director of LSB Industries, Inc., a manufacturing company, since 2015, and as a Director for the Korea Fund, an investment company, since 2012. Ms. Ogilvie served as a Director of Zais Financial Corporation, a REIT, from 2013 to 2016, as a Director for Southwest Bancorp, a regional commercial bank from 2012 to 2015, and as a Director of Seventy Seven Energy Inc., an oil field services company, from 2014 to 2016. Prior to that, Ms. Ogilvie was a member of Ramius, LLC, an alternative investment management firm, where she served in various capacities from 1994 to 2009 before the firm’s merger with Cowen Group, including as Chief Operating Officer from 2007 to 2009 and General Counsel from 1997 to 2007. Following the merger, Ms. Ogilvie became Chief of Staff at Cowen Group, Inc. until 2010. Ms. Ogilvie received a Bachelor’s degree from the University of Oklahoma and a Juris Doctorate from St. John’s University.

Ms. Ogilvie’s qualifications for election to the Board include her extensive experience as a director and executive in a number of companies in a variety of industries, including her experience in relation to corporate governance, executive compensation, risk management and investment analysis.

Paul E. Szurek is a Director and joined the Board in 2015. Mr. Szurek has served as the President and Chief Executive Officer of CoreSite Realty Corporation (“CoreSite”), a publicly traded data center REIT, since September 2016 and as a Director of CoreSite since September 2010. Prior to becoming President and Chief Executive Officer, he served as Lead Independent Director, Chair of the Nominating and Governance Committee, and member of the Audit Committee of CoreSite. He served as Chief Financial Officer of Biltmore Farms, LLC from February 2003 until August 2016, prior to which he was a consultant to Biltmore Farms, LLC from December 1, 2002. Prior to joining Biltmore, Mr. Szurek served as Chief Financial Officer of Security Capital Group Incorporated. He has previously served as Director to two publicly-traded real estate companies, Regency Centers from 1996 to 1997 and Security Capital US Realty from 1995 to 1997. He received a Juris Doctorate with honors from Harvard Law School and a Bachelor’s degree in Government with high honors from the University of Texas at Austin.

Mr. Szurek’s qualifications for election to the Board include his extensive experience as a director and executive in a number of companies in the real estate industry, including his experience as a chief executive officer and managing director of other publicly-traded real estate companies and his experience in relation to public REIT corporate governance, strategy and operations, financial and accounting matters, executive compensation and risk management.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board, which is composed entirely of independent directors, has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. KPMG LLP has been our independent registered public accounting firm since the completion of the Spin-Off. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing KPMG LLP as the independent registered public accounting firm of the Company for 2017. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board.

A representative of KPMG LLP will be present at our Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

Principal Accountant Fees and Services

The following table summarizes the fees billed by KPMG LLP for professional services rendered to us for 2016 and 2015.

	2016	2015
Audit Fees	$619,495	$428,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$619,495	$428,000

Audit Fees. Audit fees consisted of aggregate fees billed for professional services rendered for the audit of our consolidated annual financial statements, review of interim consolidated financial statements, consultations on accounting matters directly related to the audit, or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including the issuance of comfort letters related to debt or equity offerings.

Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm. Requests to provide services requiring pre-approval by the Audit Committee are submitted to the Audit Committee with a description of the services to be provided, the maximum fees to be charged in connection with such services and such other limitations or other requirements as the Audit Committee may deem appropriate. The Audit Committee pre-approved all services performed by, and audits fees paid to, our independent registered public accounting firm during fiscal year 2016.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are presenting this proposal, commonly known as a “say-on-pay” proposal, to provide stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement.

We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our stockholders. As described under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and stockholders by tying compensation to the achievement of key operating objectives that we believe enhance stockholder value over the long term and by encouraging executive share ownership so that a portion of each executive’s compensation is tied directly to stockholder value.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our Board intends to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding the compensation of our named executive officers.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, we are presenting this proposal, commonly referred to as a “say on frequency” proposal, to provide stockholders the opportunity to cast a non-binding advisory vote on how frequently a “say-on-pay” proposal should be included in our proxy statement. As a stockholder, you may vote to hold the advisory vote on executive compensation every one, two or three years, or to abstain from voting.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company. Our Board believes an annual advisory vote is consistent with our philosophy on executive compensation and will allow stockholders to provide their most direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year.

While this vote is advisory in nature and therefore will not bind us to adopt any particular frequency, our Board intends to carefully consider the stockholder vote resulting from the proposal and to continue to evaluate the options for how frequently we hold “say-on-pay” votes.

THE BOARD RECOMMENDS A VOTE FOR THE “ONE YEAR” ALTERNATIVE FOR THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

CORPORATE GOVERNANCE

Corporate Governance Profile

The Board believes that our corporate governance structure closely aligns the Company’s interests with those of our stockholders. Notable features of our corporate governance structure that evidence our commitment to good corporate governance include the following:

●	we have an independent chairperson of the Board;

●	our Board is not staggered, with each of our directors subject to re-election annually;

●	our bylaws require that, in an uncontested election, director nominees must be elected by a majority of votes cast;

●	of the five persons who serve on our Board, four, or 80% of our directors, have been determined by us to be independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Exchange Act;

●	we have determined that two of our directors qualify as “audit committee financial experts” as defined by the SEC;

●	we have a robust stock ownership policy for our executive officers, including that our CEO is required to own shares of our common stock equal to at least 6x his annual base salary and our other executive officers must own shares of our common stock equal to at least 3x their annual base salary. See “—Stock Ownership Policy” below for more information;

●	we have a clawback provision in our equity compensation plan;

●	we prohibit officers, directors and employees from engaging in short sales and hedging of our securities and from holding our securities in margin accounts or otherwise pledging our securities as collateral;

●	executives do not receive any perquisites not generally available to all corporate employees;

●	we retain an independent compensation consultant;

●	we believe transparency in our business activities is important to our stockholders and we report on acquisitions and dispositions when they occur;

●	we do not currently provide any acquisition or earnings guidance and instead focus on creating long-term stockholder value;

●	we do not use corporate funds for political or charitable donations (although we encourage our stockholders to be personally charitable); and

●	we have opted out of the Maryland business combination and control share acquisition statutes, and we cannot opt back in without approval of at least a majority in voting power of our outstanding common stock;

Our Board

Our Board currently consists of five directors. Our charter and bylaws provide that the number of directors constituting our Board may be increased or decreased by a majority vote of our entire Board, provided the number of directors may not be decreased to fewer than one, the minimum number required under the Maryland General Corporate Law nor, unless our bylaws are amended, more than 15 directors.

During 2016, the Board held six meetings. Each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).

There are no family relationships among our executive officers and directors.

Identifying and Evaluating Director Nominees.

Our Nominating and Governance Committee has adopted a Director Nomination Protocol that, together with our Bylaws, describes in detail the process we use to fill vacancies and add new members to the Board. The Protocol is available at www.fcpt.com under Investor Relations — Corporate Governance, as Appendix A to the Nominating and Governance Committee charter.

In identifying or selecting nominees for the Board, the Company’s Corporate Governance Guidelines and related Director Nomination Protocol provide that the Company seeks board members who will bring to the board a deep and wide range of experience in the business world, and have diverse problem-solving talents. We seek people who have demonstrated high achievement in business or another field, so as to enable them to provide strategic support and guidance for the Company. Under the Director Nomination Protocol, in general, while there are no specific minimum qualifications for nominees, any candidate for service on the Board should possess the highest personal and professional ethics and be committed to representing the long-term interests of our stockholders in a manner consistent with our core values (integrity and fairness, respect and caring, diversity, always learning—always teaching, teamwork and excellence). The guidelines further provide that the Company strives to maintain a board that reflects the gender, ethnic, racial and other diversity of our work force and restaurant guests, and also fosters diversity of thought. The guidelines further note that recruiting, hiring and nurturing the careers of women and minorities and increasing the diversity of our suppliers are top priorities, and that the Company also intends to maintain the diversity of its Board.

We also will consider the candidate’s independence under applicable NYSE listing standards and our Corporate Governance Guidelines. In identifying and evaluating nominees for the Board, the Board assesses the background of each candidate in a number of different ways including a wide variety of qualifications, attributes and other factors and recognizes that diverse viewpoints and experiences enhance the Board’s effectiveness. When reviewing and making initial recommendations on new candidates, the Nominating and Governance Committee considers how each prospective member’s unique background, expertise and experience will contribute to the Board’s overall perspective and ability to govern.

Candidates Recommended by Stockholders. Under the Nominating and Governance Committee’s Director Nomination Protocol, stockholders may recommend nominees for director to the Nominating and Governance Committee, and the Nominating and Governance Committee will consider candidates recommended by stockholders. The Nominating and Governance Committee will evaluate nominees recommended by stockholders in the same manner as those recommended by the Nominating and Governance Committee. Stockholders wishing to submit recommendations of director candidates for consideration by the Nominating and Governance Committee should send the candidate’s name and qualification to our Corporate Secretary at 591 Redwood Highway, Suite 1150 Mill Valley, California 94941.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that the positions of Chairperson of the Board and CEO be held by separate persons and that the position of Chairperson be held by an independent director. The Board believes that separating the roles of Chairperson and CEO allows for better alignment of corporate governance with stockholder interests and aids in the Board’s oversight of management and the Board’s ability to carry out its roles and responsibilities on behalf of the stockholders. The Board also believes that the separation of the roles of Chairperson and CEO allows the CEO to focus more of his time and energy on operating and managing the Company and leverages the Chairperson’s experience. The Chairperson presides at all executive sessions of independent directors. The current Chairperson of the Board is John S. Moody, who has extensive experience as a director and executive in numerous real estate companies, including several REITs. For more information, see Mr. Moody’s biography above under “Proposal One: Election Of Directors.”

In the event the Chairperson is not independent, the independent directors will designate one independent director to serve as the Lead Director until an independent Chairperson is appointed. The Lead Director, if any, will preside at all meetings of the Board at which the non-independent Chairperson of the Board is not present, including the Board’s executive sessions of independent directors, and serve as liaison between a non-independent Chairperson of the Board and the independent directors. The independent Chairperson approves Board meeting agendas, including approving meeting schedules to assure that there is sufficient time for discussion of all agenda items, and other information sent to the Board, advises the committee chairs with respect to agendas and information needs relating to committee meetings, and performs other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities. The Lead Director, if any, will serve for a term as the Board determines but not less than one year. The independent directors may meet without management present at any other times as determined by the independent Chairperson or Lead Director, as applicable.

Committees of the Board of Directors

Our Board has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. Each of these committees must be composed exclusively of independent directors. The Audit Committee must have at least three directors; the Compensation Committee and Nominating and Governance Committee must each have at least two directors.

Our Board has also established a standing Investment Committee and may from time to time establish other committees to facilitate the management of the Company.

The following table is a summary of our committee structure and members on each of our committees:

	Audit Committee	Compensation Committee	Nominating and Governance Committee	Investment Committee
William H. Lenehan
John S. Moody	X	X (Chair)		X
Douglas B. Hansen, Jr.	X		X	X (Chair)
Marran H. Ogilvie	X (Chair)	X	X (Chair)
Paul E. Szurek	X	X	X	X

The Audit Committee, Compensation Committee, Nominating and Governance Committee and Investment Committee each operate under written charters adopted by the Board. The charters for the Audit Committee, Compensation Committee and Nominating and Governance Committee are available on our website at www.fcpt.com under Investor Relations — Corporate Governance.

Audit Committee

The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the corporate auditors and the board of directors. The primary duties of the Audit Committee are to, among other things:

●	meet periodically with management, the independent auditor and the internal auditor to review the integrity of the Company’s internal controls over financial reporting, including the process for assessing risk of fraudulent financial reporting and detection of material control weaknesses;

●	review and discuss the Company’s annual audited and quarterly financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing or distribution of the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable;

●	review with financial management and the independent auditor the Company’s quarterly and year-end financial results prior to the public release of earnings;

●	review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls over financial reporting;

●	directly appoint, retain, compensate, oversee, evaluate and terminate the Company’s independent auditor;

●	review and discuss with the independent auditor any audit problems or difficulties encountered during the course of the audit and management’s response thereto;

●	pre-approve all non-audit services to be performed by the independent auditor in accordance with the policy regarding such pre-approval adopted by the Audit Committee;

●	at least annually, consider the independence of the independent auditor, including a review of any significant engagements of the independent auditor and all other significant relationships with the auditor that could impair its independence, and evaluate the independent auditor’s qualifications, performance and independence;

●	meet with the independent auditor prior to the audit to review its audit plan, including staffing, the scope of its audit and general audit approach;

●	oversee our internal audit function, including make certain that we maintain an internal audit function that reports to the Audit Committee and provides management and the Audit Committee with ongoing assessments of the Company’s risk management process and system of internal control and review any significant reports to management prepared by the internal auditor; and

●	oversee the Company’s enterprise risk management process.

The Board has determined that each member of the Audit Committee is independent under the independence requirements set forth by the SEC, in the NYSE listing requirements and the Audit Committee charter. The Board has determined that each member of the Audit Committee is financially literate in accordance with the NYSE listing requirements and that Mr. Szurek and Ms. Ogilvie are each an “audit committee financial expert” under applicable SEC rules and regulations. The Audit Committee met eight times in 2016.

Nominating and Governance Committee

The primary responsibilities of the Nominating and Governance Committee are to, among other things:

●	identify individuals qualified to become members of our Board, consistent with criteria approved by our Board, and recommend to our Board a slate of director nominees for the next annual meeting of stockholders;

●	oversee the evaluation process of the Board and provide advice regarding Board succession;

●	recommend to the Board membership for each committee of the Board;

●	provide oversight of the risks associated with the Nominating and Governance Committee’s other purposes and responsibilities;

●	review the appropriate size, function and needs of the Board;

●	annually review the composition of the Board for skills and characteristics focused on the governance and business needs and requirements of the Company and the qualifications and independence of the members of the Board and its various committees; and

●	recommend to our Board certain corporate governance matters and practices.

The Board has determined that each member of the Nominating and Governance Committee is independent under applicable NYSE rules. The Nominating and Governance Committee met four times in 2016.

Compensation Committee

The primary responsibilities of the Compensation Committee are to, among other things:

●	annually review and approve corporate goals and objectives relevant to the President and Chief Executive Officer’s compensation, evaluate the President and Chief Executive Officer in light of those goals and objectives and make recommendations to the other independent directors who will, together with the Compensation Committee, determine and approve the President and Chief Executive Officer’s compensation;

●	review and approve compensation of and compensation policy for the executive officers;

●	annually review and approve the objective performance measures and the performance targets for executive officers participating in the Company’s long-term incentive plans and certify the performance results under such measures and targets;

●	review and make recommendations to our Board, as appropriate, regarding employment agreements, severance arrangements and plans and change in control arrangements for the President and Chief Executive Officer and executive officers;

●	to the extent required, review and discuss the Company’s compensation discussion and analysis (“CD&A”) with management and make recommendations to the Board regarding whether to include such CD&A in the Company’s proxy statement and Annual Report on Form 10-K;

●	to the extent required, prepare the compensation committee report for inclusion in the Company’s proxy statement;

●	review the results of any stockholder advisory vote on compensation;

●	oversee the annual review of our compensation policies and practices for all employees;

●	provide oversight of risks associated with the Compensation Committee’s responsibilities under its charter; and

●	administer, or delegate, as appropriate, our various employee benefit programs.

The Compensation Committee makes compensation decisions for our executive officers after careful review and analysis of appropriate performance information and market compensation data. The Compensation Committee determines the compensation for the Chief Executive Officer. The Chief Executive Officer provides recommendations to the Compensation Committee on the compensation for each executive officer other than himself. The Chief Executive Officer does not make recommendations with respect to his own compensation. The Chief Executive Officer’s recommendations for the other executive officers are based on his personal review of their performance, job responsibilities, and importance to our overall business strategy. Although the Chief Executive Officer’s recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation for all executive officers.

Under its charter, the Compensation Committee has the power to delegate the approval of grants to non-executive officers of stock options, restricted stock, restricted stock units and other equity awards under the Four Corners Property Trust, Inc. 2015 Omnibus Incentive Plan, as amended (the “2015 Plan”). The Compensation Committee delegated such authority with respect to non-executive officers to our President and Chief Executive Officer in February 2016. The Compensation Committee has the power under its charter to delegate its authority to subcommittees if determined by the Compensation Committee to be necessary or advisable. The Compensation Committee has not delegated its authority to subcommittees.

For fiscal year 2016, the Compensation Committee engaged the services of Semler Brossy Consulting Group (“Semler Brossy”), an executive compensation consultant, to provide advice and counsel in carrying out its duties. Semler Brossy provided the Compensation Committee with market data on executive pay practices and levels, and provided recommendations regarding the structure of executive employment arrangements, pay opportunities and equity based incentives.

The Compensation Committee has the sole authority to approve the compensation consultant’s fees and terms of its engagement. The Compensation Committee has reviewed its relationship with Semler Brossy to ensure that it believes that Semler Brossy is independent from management. This review process includes a review of the services Semler Brossy provides, the quality of those services, and fees associated with the services during the fiscal year, as well as consideration of the factors impacting independence that are set forth in NYSE rules.

The Board has determined that each member of the Compensation Committee meets the independence requirements set forth by the SEC and in the NYSE listing requirements and the Compensation Committee charter. The Compensation Committee met ten times in 2016.

Investment Committee

The primary responsibilities of the Investment Committee are to, among other things:

●	adopt investment policies for the Company and review such policies to determine that such policies are in the best interests of the Company’s stockholders;

●	review information provided by management regarding certain potential acquisitions, dispositions, significant lease extensions, significant capital investments and real estate financing arrangements, and convene with management as needed to discuss and assess such opportunities;

●	when appropriate, after review of management’s proposal, recommend to the Board approval of certain proposed acquisitions, dispositions, significant lease extensions, significant capital investments or real estate financing arrangements, provided always that such transaction falls within the Company’s strategy (previously approved by the Board) or, if not, the Investment Committee should explain the exception within their recommendation;

●	review and provide oversight regarding the management and performance of the Company’s assets; and

●	evaluate the investment performance of the Company’s portfolio based on benchmarks that the Board or the Investment Committee may select.

The Investment Committee met eleven times in 2016.

Board Oversight of Risk Management

The ultimate responsibility for risk oversight rests with the Board. The Board assesses major risks facing the Company and reviews options for their mitigation. Our Corporate Governance Guidelines provide that the Board may delegate primary responsibility for oversight of specific risks to the committees of the Board.

The Compensation Committee: (i) provides oversight of the risks associated with the responsibilities in its charter; (ii) reviews our incentive and other compensation arrangements to confirm that compensation does not encourage unnecessary or excessive risk taking and review and discuss, at least annually, the relationship between risk management policies and practices, corporate strategy and executive compensation; (iii) participates at least annually in a joint meeting with the Audit Committee to oversee management’s risk assessment of the Company’s compensation policies and practices; and (iv) discusses with the Company’s management any disclosures required by Item 402(s) of Regulation S-K relating to the Company’s compensation risk management.

The Nominating and Governance Committee is responsible for assessing the Board’s role in risk oversight and recommending appropriate disclosures for approval by the Board. In addition, the Nominating and Governance Committee oversees risks related to the Company’s corporate governance, director succession planning, political and charitable contributions, insider trading and reputational risk to the extent such risk arises from the topics under discussion.

The charter for the Audit Committee requires, among other responsibilities, that it reviews the integrity of our internal controls over financial reporting, including the process for assessing risk of fraudulent financial reporting and detection of material control weaknesses. The Audit Committee also reviews significant financial risk exposures, including off-balance sheet financing, if any, and the steps management has taken to monitor and report such exposures. The Audit Committee also oversees the Company’s enterprise risk management process and evaluates the policies and practices developed and implemented by management with respect to risk assessment and risk management.

The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to effectively monitor the risks discussed above.

Corporate Governance Guidelines

The Board has adopted a set of governance guidelines, the Four Corners Property Trust, Inc. Corporate Governance Guidelines, which are designed to promote the continued vitality of the Board and excellence in the execution of its duties. Our Corporate Governance Guidelines establish the practices and procedures of the Board with respect to director responsibilities, Board composition and member selection, Board independence, Board meetings and involvement of senior management, management succession planning, related party transactions, communications between directors and stockholders, Board committees, and the evaluation of senior management and the Board. The Board reviews our Corporate Governance Guidelines at least annually and updates them as necessary to reflect improved corporate governance practices and changes in regulatory requirements. A copy of the Corporate Governance Guidelines is available on our website at www.fcpt.com.

Code of Ethics

Our Code of Business Conduct and Ethics applies to all of our employees, including our principal executive officer, principal financial officer, controller and our other officers. The Code of Business Conduct and Ethics sets forth our policy to operate within the letter and spirit of all applicable laws and regulations, while conducting our business with regard to our core values of integrity and fairness, respect and caring, diversity, teamwork and excellence. A copy of the Code of Business Conduct and Ethics is available on our website at www.fcpt.com under Investor Relations — Corporate Governance. We intend to disclose any changes in or waivers from the Code of Business Conduct and Ethics that are required to be disclosed by posting such information on our website.

Prohibition on Short Sales, Hedging, Pledging and Margin Accounts

Our Insider Trading Policy prohibits our officers, directors and all other employees from (i) engaging in short sales, (ii) buying or selling put or call positions or other derivative securities based on our securities, (iii) buying financial instruments designed to hedge or offset any decrease in the market value of our securities, and (iv) frequent trading of our securities to take advantage of fluctuations in share price. In addition, all of our officers and directors are prohibited from holding out securities in margin accounts or otherwise pledging our securities as collateral.

Stock Ownership Policy

We have a robust stock ownership policy for our named executive officers. Our CEO is required to own shares of our common stock or common stock equivalents that have a market value equal to at least six times his annual base salary and our other named executive officers must own shares of our common stock or common stock equivalents that have a market value equal to at least 3 times their annual base salary. Under the stock ownership policy, a named executive officer must hold 50% of any net after tax shares issued to him or her until he or she achieves the required stock ownership level. In addition to stock granted to directors and executive officers for compensation, all of our directors and executive officers have purchased shares of our common stock with personal funds.

Communications with the Board

Any stockholder or other interested party may contact the Board, including any non-employee director or the non-employee directors as a group, or the Chairperson by writing to our Corporate Secretary at 591 Redwood Highway, Suite 1150 Mill Valley, California 94941. In general, any stockholder communication delivered to our Corporate Secretary for forwarding to the Board, the Chairperson or a specified group of Board members will be forwarded in accordance with the stockholder’s instructions. However, our Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

Attendance of Directors at Annual Meetings of Stockholders

While we do not have a formal policy requiring our directors to attend stockholder meetings, directors are invited and encouraged to attend all meetings of stockholders. All five directors attended the virtual 2016 Annual Meeting of stockholders held on June 16, 2016.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has ever been an executive officer of the company, and no member of the Compensation Committee had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers served on any compensation committee (or its equivalent) of any other entity, the executive officers of which served as a director of the Company or a member of our Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Four Corners Property Trust, Inc. (the “Company”) assists the Board with its oversight responsibilities regarding the Company’s financial reporting process. The Company’s management is responsible for the preparation and presentation of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) and the integrity of the reporting process, including the Company’s accounting policies, internal audit function, internal control over financial reporting and disclosure controls and procedures. KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an audit of the Company’s financial statements and for expressing an opinion on the conformity of the consolidated financial statements with GAAP. In addition, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the company’s internal auditors and KPMG, management’s report on the operating effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, including KPMG’s related report and attestation.

With regard to the fiscal year ended December 31, 2016, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2016, and for the year then ended; (ii) discussed with KPMG LLP, the independent auditors, the matters required by the applicable professional auditing standards and regulations adopted by the Public Company Accounting Oversight Board (“PCAOB”); (iii) received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with KPMG LLP their independence. Based on the foregoing, the Audit Committee has satisfied itself as to the independence of KPMG.

Based on the review and discussions described above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the Securities and Exchange Commission.

The Audit Committee:

Marran H. Ogilvie, Chairperson

John S. Moody
Douglas B. Hansen, Jr.
Paul E. Szurek

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Four Corners Property Trust, Inc. (the “Company”) reviews and discusses the Company’s compensation discussion and analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management and makes recommendations to the Board regarding whether to include such CD&A in the Company’s proxy statement and Annual Report on Form 10-K.

The Compensation Committee has reviewed and discussed the CD&A with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s proxy statement for the Company’s 2017 annual meeting of stockholders, and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

The Compensation Committee:

John S. Moody, Chairperson

Marran H. Ogilvie

Paul E. Szurek

The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

2016 DIRECTOR COMPENSATION

The director compensation policy provides that each non-employee director will receive (i) a base annual cash retainer of $50,000 and (ii) an annual award of $65,000 in restricted stock units (“RSUs”) of the Company, which will vest quarterly over a one-year period. Each new member of the Board, upon being appointed to the Board, shall receive an award of RSUs prorated to the annual grant date of the director awards. Each non-employee director will receive an award of dividend equivalent rights (“DERs”) with respect to each RSU granted to the director for all dividends and distributions in cash, shares of the Company’s common stock or other property which are paid on one share of the Company’s common stock, and all such DERs will be deemed to be reinvested in additional RSUs as of the payment date for such dividend or distribution. Each additional RSU that results from such deemed reinvestment of DERs will be subject to the same terms and conditions (including vesting) as the underlying RSU. Each non-employee director may (but is not required to) elect to defer the receipt of shares of the Company’s common stock that would otherwise be payable upon vesting of the RSU, including annual RSU awards and any additional RSUs received as a result of the deemed reinvestment of DERs, in accordance with procedures as may be established by the Compensation Committee.

Under the director compensation policy, the non-executive Chairperson of the Board or lead independent director, if appointed, will receive an additional cash retainer of $25,000, payable in quarterly installments, in arrears, and an annual award of $25,000 in RSUs, which will vest quarterly over a one-year period. The chairpersons of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Investment Committee of the Board will receive additional annual cash retainers as follows: $15,000 to the Chairperson of the Audit Committee; $10,000 to the Chairperson of the Compensation Committee; and $7,500 to the Chairperson of the Nominating and Governance Committee and the Investment Committee, each payable in quarterly installments, in arrears.

Non-employee directors may elect to receive all or a portion of any annual cash retainer (including cash retainers for service as chairperson of any committee or for service as non-executive Chairperson of the Board or lead independent director) in fully vested RSUs. Each non-employee director will receive an award of DERs with respect to each such RSU granted to the director in lieu of his or her annual cash retainer. Each non-employee director may (but is not required to) elect to defer the receipt of shares of the Company’s common stock that would otherwise be payable upon vesting of any such RSUs in accordance with procedures as may be established by the Compensation Committee. The Company will also reimburse each of the directors for his or her out-of-pocket expenses incurred in connection with the performance of Board duties.

The following table presents information regarding the compensation earned in 2016 by non-employee directors who served on the Board during the year. The compensation paid to Mr. Lenehan is presented below in the section entitled “Executive Compensation—2016 Summary Compensation Table.” Mr. Lenehan does not receive any compensation for his services as a member of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
John S. Moody	85,000	90,000	175,000
Douglas B. Hansen, Jr.	57,500	65,000	122,500
Marran H. Ogilvie	61,250	65,000	126,250
Paul E. Szurek	61,250	65,000	126,250

(1) Amounts reported in fiscal 2016 include the aggregate grant date fair value of the RSUs granted to the non-employee directors in 2016, each calculated in accordance with FASB ASC Topic 718. The RSUs were granted at a value equal to the five-day average closing market price of our common stock on the date of grant and will be settled in stock following vesting. As of December 31, 2016, the non-employee directors held the following number of RSUs: Mr. Moody, 4,511 RSUs; Mr. Hansen, 3,258 RSUs; Ms. Ogilvie, 6,036 RSUs; and Mr. Szurek, 6,036 RSUs.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers.

Name	Position With the Company	Age
William H. Lenehan	President and Chief Executive Officer	40
Gerald R. Morgan	Chief Financial Officer	54
James L. Brat	General Counsel and Secretary	46

Please see “Proposal One: Election of Directors—Directors” starting on page 5 for information regarding William H. Lenehan.

Gerald R. Morgan has served as our Chief Financial Officer since 2015. Before joining the Company, from 2012 to 2015, Mr. Morgan was a Managing Director of Amstar Advisers, a private real estate investment manager that acquires, manages and develops industrial, office, multifamily and retail properties in select U.S. and international markets and served on Amstar’s Executive and Investment Committees. From 2010 to 2011, Mr. Morgan was the Managing Director of Financial Strategy and Planning for Prologis, a global industrial REIT, where he was involved in the company’s capital markets and M&A activities. Prior to Prologis, Mr. Morgan was President and CFO of American Residential Communities. In addition, Mr. Morgan has served as a senior officer with Archstone, which was a national public apartment REIT before it was sold, and as the CFO of Francisco Partners, a technology-focused private equity fund. Mr. Morgan obtained a B.S. in Mechanical Engineering and a Master of Business Administration degree from Stanford University.

James L. Brat has served as our General Counsel and Secretary since 2015. Before joining the Company, Mr. Brat was a partner in the real estate department at the law firm of Pircher, Nichols & Meeks where he practiced from 1998 until he became our General Counsel and Secretary. Mr. Brat received his B.A. in German from Macalester College and his Juris Doctorate from UCLA School of Law.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introductory Note

This section summarizes the material components of our executive compensation program for our named executive officers. Each of our executives described above in the section entitled “Executive Compensation” was a named executive officer for 2016.

Overview of Company Performance during 2016

2016 was a year of significant accomplishment for the Company. It was our first full year as a stand-alone, public company following our spin-off from Darden Restaurants, Inc., which occurred on November 9, 2015. In 2016, we made substantial progress in building out our team and executing on our strategic plan, which includes growing and diversifying our property portfolio. More specifically, we accomplished the following during 2016 while delivering a total stockholder return of 33.8% from January 1, 2016 through December 31, 2016:

●	Created a team-oriented culture that we believe will provide a competitive advantage over the long term;

●	Designed a framework for accretive investing that can be conveyed clearly both internally and externally;

●	Established an acquisition process, including recruiting and training an acquisition team;

●	Conducted significant investor outreach, which resulted in a stockholder base that is consistent with a large-cap REIT and supportive of an advantageous cost of capital;

●	Installed systems and processes that resulted in obtaining Section 404 Certification under the Sarbanes-Oxley Act upon the filing of our 10-K for the 2016 Fiscal Year;

●	Established and implemented a comprehensive enterprise risk matrix;

●	Disposed of two restaurant properties for a gross sales price of $24.8 million, representing a weighted average capitalization rate of 4.8%, and used the proceeds in 1031 Exchanges to acquire multiple restaurants with going-in cash capitalization rates of 6.5-6.6%;

●	Tightly managed overhead costs resulting in industry low whole-dollar general and administrative expenses that were below budget;

●	Engaged in 13 acquisition transactions for a total investment of $94.1 million in our leasing portfolio representing 59 properties and 13 brands, including Burger King, Taco Bell, Pizza Hut and KFC;

●	Broadened access to capital by establishing a $150 million At-The-Market (ATM) stock offering program on December 5, 2016;

●	Restructured operating partnership in order to permit OP Unit transactions and acquired 10 properties in 2016 using such structure; and

●	Laid groundwork for investment grade rating (which we received in early 2017 from Fitch Ratings), which facilitates bond financing.

Compensation Philosophy and Objectives

Our compensation program is a pay for performance model based upon the philosophy that we should incentivize our named executive officers to improve our financial performance, profitably grow our business, and increase stockholder value, and reward them only if they attain these objectives. More specifically, our program is designed to support and reward executive officers for the effective stewardship of our existing asset base, accretive acquisitions to increase that asset base, efficiency in our operations, raising and use of capital to reduce the cost of capital for such acquisitions, and, over time, profitable growth of the business. As such, a large portion of each named executive officer’s compensation package consists of short-term and long-term incentive awards that pay out only upon the achievement of corporate and individual performance objectives, including equity awards that are linked to increases in stock value over time. Our compensation program does not reward our named executive officers for the mere accumulation of additional properties. Rather, the performance objectives established by the Compensation Committee are designed to reward our executives for the successful execution of our acquisition strategy, which entails growing and diversifying our existing restaurant portfolio with the purchase of nationally recognized branded restaurants that are well located and have creditworthy tenants whose operating cash flow are expected to meaningfully exceed their lease payments to us.

Our compensation program is designed to accomplish the following key objectives:

1.	Attract and engage effective executive officers who create long-term value for our stockholders;

2.	Align the long-term interests of our executive officers with the interests of the Company and our stockholders;

3.	Reward financial and operating performance and leadership excellence; and

4.	Motivate executives to remain at the Company for the long-term.

To align with these objectives, we compensate our named executive officers using a combination of the following components: (i) base salary, (i) annual incentive compensation (payable in cash up to target awards, and then in shares for any above target awards, (iii) long-term equity incentive compensation, and (iv) broad-based health and welfare benefits that are made available to all of our employees.

The following charts illustrate the target mix between compensation elements for our Chief Executive Officer (“CEO”) and the average target mix of our other named executive officers. For our CEO and other named executive officers, a significant portion (56% and 46%, respectively) of their total target compensation is at-risk, performance-based compensation (i.e., the annual incentive bonus and performance-based restricted stock). For our CEO and other named executive officers, a significant portion (57% and 35%, respectively) of their total target compensation is allocated to long-term equity incentive pay subject to various performance and vesting criteria, while the remaining portion is cash-based, further enhancing our named executive officers’ alignment with our stockholders. In comparison with our peers, this results in the cash portion of the compensation being more modest and the equity portion of the total compensation being more performance based.

Checklist of Compensation Practices

Highlighted below are certain compensation practices that we have used and others that we have avoided because we believe doing so is in the best interests of our stockholders:

●	Pay for Performance. A significant portion of each named executive officer’s total target compensation is at-risk and can only be earned based on the achievement of certain pre-established performance criteria. Our performance-based restricted stock awards, which constitute 60% of the long-term incentive compensation awards that we grant to our named executive officers, are earned based on the Company’s total stockholder return relative to the total stockholder returns of the companies in a comparison group of similarly situated companies over a three-year performance period. Our annual incentive compensation program does not reward the mere accumulation of additional properties but rather is designed to reward our executives for growing and diversifying our existing restaurant portfolio with the purchase of nationally recognized branded restaurants that are well located and have creditworthy tenants.

●	Stock Ownership Requirements. We have ownership requirements in place for the CEO and other named executive officers, as well as for our non-employee directors.

●	Clawback of Equity-Based Compensation. Equity awards granted to our named executive officers are subject to clawback in specified circumstances, including if there is a restatement of our financial statements due to fraud in which the executive participated.

●	No Single-Trigger Change in Control Provisions. Upon a change in control in which equity awards are being assumed or continued, a qualified termination must occur for the awards to accelerate.

●	No Gross-Ups. We do not have any arrangements requiring us to gross-up compensation to cover taxes owed by the executives, including excise taxes payable by an executive in connection with a change in control.

●	No Dividends Paid on Unvested Performance-Based Restricted Stock Awards. Dividends on shares of performance-based restricted stock are reinvested in additional shares, which will not be issued to the executive unless and until the underlying restricted shares become earned and vested.

●	No Executive Perquisites. We do not provide any supplemental executive retirement plans, company cars, club memberships or other executive perquisites. The only perquisite is a membership for a gym, which is offered to all corporate employees.

●	No Hedging or Pledging of Company Stock. Our Insider Trading Policy prohibits our officers, directors and other employees from engaging in hedging and pledging activities.

●	Independent Compensation Consultant. The Compensation Committee retains an independent compensation consultant to review and provide input to our executive compensation programs and practices.

Compensation Determination Process

Role of the Compensation Committee

The Compensation Committee makes compensation decisions for our named executive officers after careful review and analysis of performance information and market compensation data. The Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the compensation of the CEO, evaluates the CEO’s performance in light of such goals and objectives, and makes recommendations to the other independent directors on our Board who will, together with the Compensation Committee, determine and approve the CEO’s compensation, including the annual base salary level, annual cash bonus opportunity level, and long-term incentive compensation based on this evaluation. In evaluating and recommending the total compensation opportunity for the CEO (including the long-term incentive component), the Compensation Committee may consider a number of factors, including, but not limited to, the Company’s performance and relative stockholder return, compensation opportunities (including the value of equity incentives) of chief executive officers at comparable companies, and historical opportunities and outcomes for the CEO (including prior equity grants). The CEO is not present during any Compensation Committee deliberations or voting with respect to his compensation.

The Compensation Committee also annually reviews and approves the compensation of and compensation policy for our other named executive officers, and evaluates the performance of such officers before approving their annual base salary level, annual cash bonus opportunity level, and long-term incentive compensation.

Role of CEO in Compensation Decisions

The CEO provides recommendations to the Compensation Committee on the compensation for each named executive officer other than himself. The CEO does not make recommendations with respect to his own compensation. The CEO’s recommendations for the other executive officers are based on his personal review of their performance, job responsibilities, and importance to our overall business strategy. Although the CEO’s recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation for all named executive officers.

Role of the Compensation Consultant

In 2015 and 2016, the Compensation Committee engaged Semler Brossy as an independent compensation consultant to advise it on matters related to the compensation of our executive officers, including assisting it in developing a new executive compensation program, the elements of which are described in this Compensation Discussion and Analysis, and compensation of our directors. The role of the compensation consultant is to serve as an objective third-party advisor to the Compensation Committee on compensation arrangements, assessing reasonableness of compensation levels in comparison with those of similarly situated companies and the appropriateness of the compensation program structure in supporting the Company’s strategic objectives. The compensation consultant reports directly to the Compensation Committee and the Compensation Committee may replace the compensation consultant at any time. In 2016, Semler Brossy supported the Compensation Committee by (i) attending Compensation Committee meetings, (ii) providing advice on the development of a new executive compensation program for the Company in its first full year as a stand-alone, public company, including equity plan designs and compensation governance policies, (iii) preparing and presenting analyses on compensation levels, including competitive assessments of the Company’s practices and policies and (iv) assisting the Company in preparing compensation-related materials and disclosure as requested by the Company. Semler Brossy provided no other services to and received no other fees or compensation from the Company.

In 2016, the Compensation Committee considered Semler Brossy’s independence and the existence of potential conflicts of interest with Semler Brossy, including by considering the factors prescribed by the NYSE listing rules and SEC rules. Based on such evaluation, the Compensation Committee determined that no conflict of interest exists.

Use of Benchmarking and Peer Group Data

The Compensation Committee uses peer group data as one tool in assessing and determining pay for our named executive officers, with secondary testing to a broader pay survey focused on the real estate industry. Competitive market data is intended to provide a framework for current market pay practices, trends, best practices, and overall industry performance. We believe this use of peer company data is consistent with how stockholders and proxy advisory firms use such data. However, over reliance on market data can provide an incomplete picture, and therefore we also factor in an individual’s personal contributions to the organization, unique qualifications and skills sets, the particular circumstances of our Company at this time, and ultimately strive to create compensation magnitudes that are appropriate for the risk profile of our Company today and over the longer-term.

The Compensation Committee has retained Semler Brossy to, among other things: (1) assist in benchmarking our executive compensation against our peers; and (2) analyze trends in compensation in the marketplace, generally, and specific compensation program design changes among our peers, more specifically.

In 2016, with recommendations from Semler Brossy, the Compensation Committee selected the companies to be included in our peer group based on a number of factors, including company size (particularly enterprise value and assets), business focus, complexity of operations, and geographic reach. The Compensation Committee, with advice from Semler Brossy, will annually review our peer group and may update its composition to better reflect our competitive landscape or, if necessary, to account for any corporate changes, including acquisitions and dispositions. The following peer group was used by the Compensation Committee in 2016 for benchmarking and reviewing the executive compensation program:

Acadia Realty Trust

Agree Realty Corp.

American Assets Trust, Inc.

Cedar Realty Trust, Inc.

EPR Properties

Getty Realty Corp.

Gramercy Property Trust

Investors Real Estate Trust

IRC Retail Centers, Inc.

Lexington Realty Trust

Monmouth Real Estate Investment Corp.

One Liberty Properties, Inc.

Ramco-Gershenson Properties Trust

Retail Opportunity Investments Corp.

Saul Centers, Inc.

Store Capital

STAG Industrial, Inc.

Elements of Compensation

Base Salary

We pay our named executive officers base salaries in keeping with the scope, prominence, and impact of their respective positions, as well as competitive requirements. Base salaries provide a predictable, stable source of cash income to help retain and motivate our executives.

Each year, the Compensation Committee makes a recommendation to the other independent directors on our Board regarding the CEO’s annual base salary level. The Compensation Committee’s recommendation is based on a comprehensive review of the CEO’s performance, including reference to certain Company and individual objectives established by the Compensation Committee for such year. Based on this recommendation, the other independent directors, together with the Compensation Committee, determine and approve the CEO’s annual base salary level. The Compensation Committee also annually evaluates the performance of our other named executive officers and, based on such evaluation (and recommendations received from the CEO), approves their annual base salary levels.

The 2016 annual base salaries of our named executive officers were as follows: (i) Mr. Lenehan - $475,000; (ii) Mr. Morgan - $340,000; and (iii) Mr. Brat – $275,000.

Annual Incentive Compensation

The Company’s named executive officers were eligible to earn annual bonuses in respect of calendar year 2016, based on the achievement of performance objectives established by the Compensation Committee. The purpose of our annual incentive compensation program is to motivate the achievement of corporate and individual strategic objectives on an annual basis and to reward financial and operating performance and leadership excellence.

The target annual bonus opportunities of the named executive officers for calendar year 2016 were as follows, pursuant to the executives’ letter agreements with the Company, which are described below in the section entitled “Executive Compensation – Narrative Description to Summary Compensation Table and Grants of Plan-Based Awards Table - Letter Agreements with Named Executive Officers”: (i) Mr. Lenehan – 100% of annual base salary (i.e., $475,000); (ii) Mr. Morgan – 65% of annual base salary (i.e., $221,000); and (iii) Mr. Brat – 60% of annual base salary (i.e., $165,000). Each executive was eligible to earn an annual bonus for 2016 in an amount that ranged from 0% to 150% of his target annual bonus opportunity.

In order for our named executive officers to earn an annual bonus under our annual incentive compensation program for calendar year 2016, the Company had to satisfy an objective, minimum performance requirement established by the Compensation Committee, and the executives had to achieve certain performance objectives that were established by the Compensation Committee, as described below. The objective, minimum performance requirement for 2016 was the Company’s achievement of a level of Adjusted Funds From Operations, or AFFO, equal to at least 95% of the Company’s annual AFFO budget for 2016, which was $70.1 million. AFFO is a non-GAAP measure that is used as a supplemental operating measure for comparing year-over-year ability to fund dividend distribution from operating activities. The Compensation Committee determined that the minimum performance requirement for 2016 was satisfied. Specifically, it determined that the Company’s AFFO for calendar year 2016 was $72.8 million, which is greater than 95% of the Company’s annual AFFO budget for 2016 ($70.1 million). See pages 39-40 of our Form 10-K for the year ended December 31, 2016 for a reconciliation of GAAP net income to AFFO.

Based upon the Company having satisfied the minimum AFFO performance requirement for 2016, the named executive officers were eligible to earn an annual bonus for 2016 subject to the achievement of performance objectives that were established by the Compensation Committee for 2016 and that related to the following performance categories, which are described in more detail below: (i) acquisition strategy, (ii) shared strategic objectives, and (iii) individual performance. The relative weighting of each category of performance objectives and the maximum amount that each executive could earn in respect of each such category are set forth in the table below.

Performance Category	Weighting (as a % of the executive’s target opportunity)	Maximum Amount that could be Earned by an Executive (as a % of the executive’s target opportunity)
Acquisition strategy[1]	50%	75%
Shared strategic objectives[2]	30%	45%
Individual performance objectives[3]	20%	30%
Total	100%	150%

Acquisition Strategy. This performance category was measured based on the Company’s achievement of objectives related to the investment process. This encompasses recruiting and training acquisition personnel, establishing a credit focused underwriting process, and a thorough due diligence process. Our acquisition process is founded on the analogy of a “strike zone.” This compares the Company’s assessment of the quality of the acquisition opportunity to both its expected unlevered return and the Company’s estimate of its long-term cost of capital. Please see page 19 of the investor presentation furnished to the SEC in a Current Report on Form 8-K filed on March 20, 2017 for an illustration of such process. Such report and the information furnished with it shall not be deemed to be incorporated into this proxy statement.

Shares Strategic Objectives. This performance category was measured with consideration to the following key focus areas for 2016: establishing our systems by which to qualify potential acquisition/investment targets; implementing a comprehensive enterprise risk matrix, along with financial and operational controls; building a culture of accountability, ethics, and compliance throughout the organization; and building our core team and our business platform, more broadly

Individual Performance Objectives. The Compensation Committee established a number of different individual performance objectives for each named executive officer, which fell into the following categories: (i) for Mr. Lenehan – strategic vision, leadership, financial results and performance, key relationships and people management; (ii) for Mr. Morgan – internal audit, financial reporting, capital markets, debt rating, and executive management; and (iii) for Mr. Brat – legal oversight and compliance, executive management, and operations at our six LongHorn Steakhouse restaurants located in the San Antonio, Texas area.

The Compensation Committee determined each executive’s annual bonus amount for 2016 based on its evaluation of the executive’s achievement of the performance objectives described above. Based on the Compensation Committee’s assessment of each executive’s achievement of the applicable performance objectives, the Compensation Committee and, with respect to Mr. Lenehan only, the other independent directors on our Board, approved the following annual bonus amounts for the executives for 2016: (i) Mr. Lenehan, $498,750; (ii) Mr. Morgan, $232,050; and (iii) Mr. Brat, $173,250. Each executive’s annual bonus amount was equal to 105% of his target annual bonus opportunity for 2016.

The named executive officers were paid their annual bonuses for 2016 as follows: (i) an amount equal to the executive’s 2016 target annual bonus opportunity was paid to the executive in a cash lump sum (i.e., $475,000 for Mr. Lenehan, $221,000 for Mr. Morgan and $165,000 for Mr. Brat), and (ii) an amount equal to the excess of the annual bonus earned by the executive over his target annual bonus opportunity was paid to the executive in the form of fully vested shares of our common stock, which were issued to each executive on March 9, 2017 under our 2015 Plan. The number of shares issued to each executive was determined based on the average closing price of the Company’s common stock for the five consecutive trading days ending on March 9, 2017. The executives were issued the following number of shares: (i) Mr. Lenehan – 1,099 shares; (ii) Mr. Morgan – 511 shares; and (iii) Mr. Brat – 382 shares.

Long-Term Incentive Compensation

In February 2016, each named executive officer was granted an annual long-term equity incentive award under the 2015 Plan for calendar year 2016. The Compensation Committee grants long-term equity incentive awards in order to attract and retain talented executives, to motivate future performance and to link compensation to performance of the Company’s stock over a multi-year period. The Compensation Committee believes that long-term equity incentive awards align the long-term interests of the executives with the interests of the Company and the Company’s stockholders. Each executive’s long-term equity incentive award for calendar year 2016 was granted 60% in the form of performance-based restricted stock and 40% in the form of time-based restricted stock.

In February 2016, the Compensation Committee (and, in the case of Mr. Lenehan, all of the independent directors on our Board) approved the following annual long-term equity incentive awards to the named executive officers: (i) Mr. Lenehan - 30,630 shares of time-based restricted stock and a target award of 45,945 shares of performance-based restricted stock; (ii) Mr. Morgan - 8,783 shares of time-based restricted stock and a target award of 13,175 shares of performance-based restricted stock; and (iii) Mr. Brat - 4,748 shares of time-based restricted stock and a target award of 7,122 shares of performance-based restricted stock. The total number of shares of restricted stock awarded to each executive was determined by dividing the target value of the annual long-term incentive award set forth in the executive’s letter agreement with the Company, being $1,250,000 for Mr. Lenehan, $370,000 for Mr. Morgan and $200,000 for Mr. Brat, by the average closing price of the Company’s common stock for the five consecutive trading days ending on the applicable grant date. The material terms of these awards are described below in the section entitled “Executive Compensation – Narrative Description to Summary Compensation Table and Grants of Plan-Based Awards Table – 2016 Long-Term Equity Incentive Awards.”

Clawback. The time-based restricted stock and performance-based restricted stock award agreements each provide that if (i) the Company is required to restate its financial statements due to fraud and (ii) the Compensation Committee determines that the executive has knowingly participated in such fraud, then the Compensation Committee may, at any time within two years following such restatement, require the executive to (x) return to the Company any shares that vested under the award agreement and any distributions received by the executive with respect to such shares and (y) pay to the Company the amount of any proceeds received by the executive from the disposition of any such shares, in each case during the period commencing two years before the beginning of the restated financial period and ending on the date of such Compensation Committee determination. The award agreements also provide that the shares issued to the executive under the award agreements, any distributions received by the executive with respect to such shares, and any proceeds received by the executive from the disposition of any such vested shares will be subject to mandatory repayment by the executive to the Company to the extent the executive is, or in the future become, subject to (A) any “clawback” or recoupment policy that is adopted by the Company or (B) any applicable laws which impose mandatory recoupment.

Restrictive Covenants. The time-based restricted stock and performance-based restricted stock award agreements each contain certain restrictive covenant provisions, including restrictive covenants relating to the non-disclosure of confidential information and trade secrets, non-competition, non-solicitation of vendors, suppliers and licensees, and non-recruitment of employees. The non-competition, non-solicitation and non-recruitment covenants run for twenty-four months following the executive’s termination of employment for any reason, provided that, if the executive is a resident of California and subject to its laws, then the non-competition covenant will not apply and the non-solicitation and non-recruitment covenants will be limited to apply only where the executive uses or discloses confidential information or trade secrets when engaging in the restricted activities. Each of our named executive officers is a resident of California.

Letter Agreements with Named Executive Officers

We have letter agreements with our named executive officers, pursuant to which the executives are entitled to receive severance benefits in connection with certain terminations of employment. The material terms of these agreements are described below in the section entitled “Executive Compensation – Narrative Description to Summary Compensation Table and Grants of Plan-Based Awards Table - Letter Agreements with Named Executive Officers.”

Other Employee Benefits and Perquisites

We provide to all of our corporate employees, including our named executive officers, broad-based health and welfare benefits that are intended to attract and retain employees while providing them with health and welfare security. Our named executive officers are eligible to receive the same benefits, including life and health benefits and vacation, holiday and sick time, that are available to all other corporate employees. We do not provide executive perquisites to our named executive officers. In 2016, the Compensation Committee approved the payment or reimbursement of up to $10,000 in expenses of outside legal counsel incurred by each of our named executive officers in connection with the review of draft severance and change in control agreements.

Other Compensation Practices and Policies

Stock Ownership Requirements

We believe that equity ownership by our named executive officers can help align their interests with our stockholders’ interests. To that end, the Compensation Committee adopted stock ownership requirements in 2016 that apply to all of our named executive officers. Pursuant to such stock ownership requirements, (i) the CEO is required to own shares of our stock equal in value to at least six times the CEO’s annual base salary, and (ii) each other named executive officer is required to own shares of our common stock equal in value to at least three times the executive’s annual base salary. Each executive is required to retain 50% of net shares (after payment of applicable taxes) received by the executive from any equity award until the applicable stock ownership requirement is achieved.

Prohibition on Short Sales, Hedging, Pledging and Margin Accounts

Our Insider Trading Policy prohibits our officers, directors and all other employees from (i) engaging in short sales, (ii) buying or selling put or call positions or other derivative securities based on our securities, (iii) buying financial instruments designed to hedge or offset any decrease in the market value of our securities, and (iv) frequent trading of our securities to take advantage of fluctuations in share price. In addition, all of our officers and directors are prohibited from holding out securities in margin accounts or otherwise pledging our securities as collateral.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, a public company generally is limited to a $1 million deduction for compensation paid to its chief executive officer or any of its three other most highly compensated executive officers (other than the chief financial officer). This limitation does not apply to compensation that meets the requirements under Section 162(m) for qualifying performance-based compensation. The 2015 Plan is structured to permit awards that comply with the Section 162(m) exception for qualifying performance-based compensation. The Compensation Committee considers the impact of this Internal Revenue Code rule in developing, implementing and administering our compensation programs. However, the Compensation Committee balances this consideration with our primary goal of structuring compensation programs to attract, motivate, and retain highly talented executives. In light of this balance and the need to maintain flexibility in administering compensation programs, the Compensation Committee may authorize compensation in any year that exceeds $1 million and does not meet the required standards for deductibility.

2017 Compensation Actions

Base Salaries

In March 2017, the Compensation Committee and, with respect to Mr. Lenehan only, the other independent directors on our Board, approved an increase of approximately 5% in the annual base salary of each of Messrs. Lenehan, Morgan and Brat, as shown in the table below. The Compensation Committee approved these increases in recognition of each named executive officer’s contribution to the Company’s strong performance in 2016, its first full year as a stand-alone, public company.

Named Executive Officer	2016 Base Salary	2017 Base Salary	Percent Change
William H. Lenehan	$475,000	$500,000	5.3%
Gerald R. Morgan	$340,000	$357,000	5.0%
James L. Brat	$275,000	$288,750	5.0%

Long-Term Incentive Compensation

In March 2017, the Compensation Committee and, with respect to Mr. Lenehan only, the other independent directors on our Board, approved an increase in each named executive officer’s aggregate target value for his annual long-term incentive award in recognition of each executive’s strong performance during calendar year 2016 and to motivate future performance and further align the interests of our named executive officers and our stockholders. The executives’ aggregate target values for the 2017 annual long-term incentive award are as follows: (i) Mr. Lenehan - $1,400,000; (ii) Mr. Morgan - $415,000; and (iii) Mr. Brat - $225,000. On March 9, 2017, the executives were granted the following annual long-term equity incentive awards under the 2015 Plan: (x) Mr. Lenehan – 25,907 shares of time-based restricted stock and a target award of 38,860 shares of performance-based restricted stock; (y) Mr. Morgan – 7,679 shares of time-based restricted stock and a target award of 11,519 shares of performance-based restricted stock; and (z) Mr. Brat – 4,164 shares of time-based restricted stock and a target award of 6,245 shares of performance-based restricted stock. The total number of shares of restricted stock awarded to each executive was determined by dividing each executive’s aggregate target value, as set forth above, by the average closing price of the Company’s common stock for the five consecutive trading days ending on the applicable grant date. The awards have the same terms and conditions as the corresponding awards granted in 2016, as described above in the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Incentive Compensation,” except that the performance period for the performance-based restricted stock awards runs from January 1, 2017 to December 31, 2019.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our named executive officers during the fiscal years ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
William H. Lenehan, President and CEO	2016	475,000	—	1,767,098	498,750	14,418	2,755,266
	2015	180,040	—	650,000	175,486	—	1,005,526
Gerald R. Morgan, Chief Financial Officer	2016	340,000	—	522,754	232,050	3,609	1,098,413
	2015	93,563	—	185,000	55,250	20,034	353,847
James L. Brat, General Counsel and Secretary	2016	275,000	—	282,756	173,250	11,004	742,010
	2015	40,772	10,000(4)	100,000	23,375	5,000	179,147

(1)	Amounts reported in fiscal 2016 include the aggregate grant date fair value of the time-based restricted stock and performance-based restricted stock awards granted to Mr. Lenehan on February 8, 2016 and to Messrs. Morgan and Brat on February 3, 2016, each calculated in accordance with FASB ASC Topic 718. The grant date fair value of the time-based restricted stock award granted to Mr. Lenehan ($500,004) is equal to the average closing price of our common stock for the five consecutive trading days ending on the grant date ($16.32) multiplied by the number of shares of restricted stock granted to him (30,630). The grant date fair value of the time-based restricted stock award granted to each of Messrs. Morgan and Brat ($147,994 and $80,004), respectively) is equal to the average closing price of our common stock for the five consecutive trading days ending on the grant date ($16.85) multiplied by the number of shares of restricted stock granted to each executive (8,783 and 4,748, respectively).

The grant date fair value of the performance-based restricted stock award granted to each executive is as follows: Mr. Lenehan - $1,267,094; Mr. Morgan - $374,760; and Mr. Brat - $202,753. The grant date fair value of each performance-based restricted stock award was estimated on the grant date using a Monte Carlo Simulation Model and assumes that the maximum level of performance will be achieved, as such level of achievement represents the probable outcome of the applicable performance measure as of the grant date. More information on the assumptions made when calculating the grant date fair values of the performance-based restricted stock awards is found in Note 11 (Stock-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2016.

Amounts reported in fiscal 2015 include the aggregate grant date fair value of the restricted stock units granted to the named executive officers in 2015, each calculated in accordance with FASB ASC Topic 718. More information on the assumptions made when calculating the grant date fair value of the restricted stock units is found in Note 9

(Stock-Based Compensation) to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015.

(2)	Amounts reported in fiscal 2016 and fiscal 2015 reflect cash incentive awards earned by our named executive officers under our annual incentive compensation program for each such year. These awards were based on pre-established, performance-based targets, the outcome of which was uncertain at the time the targets were established, and, therefore, are reportable as “Non-Equity Incentive Plan Compensation” rather than as “Bonus.” The portion of each executive’s earned cash incentive award in excess of his target annual bonus opportunity for fiscal 2016 ($23,750 for Mr. Lenehan, $11,050 for Mr. Morgan and $8,250 for Mr. Brat) was paid to the executive in the form of fully vested shares of our common stock at the election of the Company, which were issued to each executive on March 9, 2017 under our 2015 Plan. The number of shares issued to each executive (1,099 to Mr. Lenehan; 511 to Mr. Morgan; and 382 to Mr. Brat) was determined based on the average closing price of the Company’s common stock for the five consecutive trading days ending on such date. See the section above entitled “Compensation Discussion and Analysis-Elements of Compensation-Annual Incentive Compensation” for additional information about our annual incentive compensation program for fiscal 2016. For fiscal 2015, these amounts were paid at target, based on the annual incentive target percentage of base salary outlined in each executive’s letter agreement with the Company, prorated for each executive’s service during fiscal 2015.

(3)	All Other Compensation for fiscal 2015 consists of relocation expenses paid to Mr. Morgan in the amount of $20,034 and to Mr. Brat in the amount of $5,000.

(4)	Represents $10,000 gross cash sign-on bonus pursuant to Mr. Brat’s letter agreement with the Company.

Grants of Plan-Based Awards Table

The table below sets forth information with respect to grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2016.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William H. Lenehan		—	475,000	712,500
	2/8/2016				22,973	45,945	91,890		1,267,094
	2/8/2016							30,630	500,004
Gerald R. Morgan		—	221,000	331,500
	2/3/2016				6,588	13,175	26,350		374,760
	2/3/2016							8,783	147,994
James L. Brat		—	165,000	247,500
	2/3/2016				3,561	7,122	14,244		202,753
	2/3/2016							4,748	80,004

(1)	These amounts represent the potential payouts under our annual incentive compensation program for fiscal 2016. See the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above for the amount of the annual cash incentive award earned by each executive for fiscal 2016.

(2)	These amounts represent potential payouts of performance-based restricted stock awards granted under our 2015 Plan, which vest based on the achievement of a performance measure over a three-year performance period commencing on January 1, 2016 and ending on December 31, 2018.

(3)	These amounts represent time-based restricted stock awards granted under our 2015 Plan, which vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continuous employment with the Company through the applicable vesting date.

(4)	The grant date fair values were computed in accordance with FASB ASC Topic 718. The grant date fair value of each performance-based restricted stock award was determined based on the assumption that the maximum level of performance will be achieved, as such level of achievement represents the probable outcome of the applicable performance measure as of the grant date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

2016 Long-Term Equity Incentive Awards

The Company provides long-term equity incentive awards to certain employees, officers and directors of the Company and its affiliates pursuant to the 2015 Plan. The purpose of the 2015 Plan is to provide eligible individuals with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability and that will benefit its stockholders and other important stakeholders, including its employees and customers, and to provide a means of recruiting, rewarding, and retaining key personnel. The 2015 Plan is administered by the Compensation Committee, which has the authority to select persons to whom awards will be granted and to determine the terms and conditions of such awards. The following types of awards may be granted under the 2015 Plan, subject to the limitations set forth in the 2015 Plan: stock options; stock appreciation rights; restricted stock; restricted stock units; deferred stock units; unrestricted stock, dividend equivalent rights; performance shares and other performance-based awards; other equity-based awards; and cash bonus awards.

Time-Based Restricted Stock. The shares of time-based restricted stock granted to each executive in 2016 vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continuous employment with the Company through the applicable vesting date. If, after the first anniversary of the grant date, the executive’s employment is terminated by the Company for any reason other than “cause” (as defined in the 2015 Plan), death or “disability” (as defined in the applicable award agreement), or the executive resigns for “good reason” (as defined in the applicable award agreement), then the executive will become vested in a pro-rated number of shares, which will be determined based on the number of full months during the 36-month vesting period that the executive was employed by the Company, plus six additional months of service credit. If, within two years after the date of the consummation of a “change in control” (as defined in the 2015 Plan), the executive’s employment is terminated by the Company for any reason other than cause, death or disability, or the executive resigns for good reason, then the executive will become immediately vested in all of the shares. If the executive dies or becomes disabled prior to the vesting of the shares, then the executive will become immediately vested in all of the shares. All dividends paid with respect to the shares will be reinvested in additional shares of restricted stock, which will be subject to the same vesting, forfeiture and other provisions that apply to the underlying shares of restricted stock.

Performance-Based Restricted Stock. The shares of performance-based restricted stock granted to each executive in 2016 (the “Target Shares”) become vested based on the Company’s achievement of a performance measure approved by the Compensation Committee over a three-year performance period commencing on January 1, 2016 and ending on December 31, 2018 (the “Performance Period”). The performance measure is the Company’s total stockholder return (“TSR”) relative to the TSRs of the companies in a comparison group selected by the Compensation Committee. Each executive will become vested in between 0% and 200% of his Target Shares, based on the achievement of the performance measure. After the Company’s TSR percentile is determined, the number of shares of restricted stock that vest will be determined by multiplying the executive’s Target Shares by the applicable percentage listed in the table below. If more than 100% of the Target Shares become vested, then the executive will be issued additional shares (the “Additional Shares”) on the date on which the Compensation Committee certifies the level of achievement of the performance measure.

Company TSR Relative to Comparison Group[1] TSRs over Performance Period	Percentage of Target Shares that Vest[2]
Maximum (75th Percentile)	200%
Target (50th Percentile)	100%
Threshold (33rd Percentile)	50%
Below Threshold (<33rd Percentile)	0%

(1)	The comparison group consists of the following companies: Agree Realty Corp., EPR Properties, Gaming & Leisure Properties, Inc., Gladstone Commercial Corp., Global Net Lease, Inc., Gramercy Property Trust, Lexington Realty Trust, Monmouth Real Estate Investment Corp., National Retail Properties, Inc., One Liberty Properties, Inc., Realty Income Corp., Select Income REIT, Spirit Realty Capital, Inc., Store Capital Corp. and VEREIT, Inc.

(2)	To the extent performance falls between two levels in the table above, linear interpolation will apply in determining the percentage of the Target Shares that vest.

Except as described below, an executive must remain employed through the end of the Performance Period in order to vest in any of his shares. If the executive’s employment is terminated by the Company for cause following the end of the Performance Period and prior to the date on which the Compensation Committee certifies the level of achievement of the performance measure, then the executive will forfeit all of his Target Shares and his right to receive any Additional Shares.

If, after the first anniversary of the grant date, the executive’s employment is terminated by the Company for any reason other than cause, death or disability, or the executive resigns for good reason, then the executive will become vested in the number of Target Shares, if any, and will be issued the number of Additional Shares, if any, determined following the end of the Performance Period based on actual performance, in each case on a pro rata basis, determined based on the number of full months that the executive was employed by the Company during the Performance Period through his date of termination. If, within two years after the date of the consummation of a change in control, the executive’s employment is terminated by the Company for any reason other than cause, death or disability, or the executive resigns for good reason, then the executive will become immediately vested in the number of Target Shares, if any, and will be issued the number of Additional Shares, if any, determined based on actual performance measured through the date of the change in control. If the executive dies or becomes disabled prior to the vesting of the Target Shares, the executive will become immediately vested in 100% of his Target Shares.

All dividends paid with respect to the Target Shares will be reinvested in additional shares of stock, which will be subject to the same vesting, forfeiture and other provisions that apply to the underlying Target Shares.

Letter Agreements with Messrs. Lenehan, Morgan and Brat

Agreement with William H. Lenehan

On August 12, 2015, we entered into an agreement with William H. Lenehan for the position of Chief Executive Officer, effective August 17, 2015. The agreement provides for an annual base salary of $475,000. Pursuant to the agreement, Mr. Lenehan is eligible for an annual incentive target of 100% of his annual base salary and a long-term incentive equity award with a target value of $1,250,000.

The agreement provides that if Mr. Lenehan’s employment is involuntarily terminated by the Company not for cause or voluntarily terminated by Mr. Lenehan for good reason, Mr. Lenehan will be eligible to receive severance of 18 months of base salary and health care benefits coverage at the same level provided to Mr. Lenehan during the 90-day period prior to his termination.

The agreement provides that Mr. Lenehan will be covered under a change in control agreement with us, which has not yet been adopted but is expected to provide Mr. Lenehan with severance equal to two times his annual base salary and target bonus plus 24 months of health care benefits in the event he experiences a qualifying termination of his employment within a specified period following a change in control (which term will be defined in the change in control agreement).

Agreement with Gerald R. Morgan

On September 21, 2015, we entered into an agreement with Gerald R. Morgan for the position of Chief Financial Officer, effective September 22, 2015. The agreement provides for an annual base salary of $340,000. Pursuant to the agreement, Mr. Morgan is eligible for an annual incentive target of 65% of his annual base salary and a long-term incentive equity award with a target value of $370,000.

The agreement provides that if Mr. Morgan’s employment is involuntarily terminated by the Company not for cause or voluntarily terminated by Mr. Morgan for good reason, Mr. Morgan will be eligible for severance of continued base salary and health care benefits coverage at the same level provided to Mr. Morgan during the 90-day period prior to his termination, in each case for a period of time to be determined by our policy in place at time of his termination.

The agreement provides that Mr. Morgan will be covered under a change in control agreement with us, which has not yet been adopted but is expected to provide Mr. Morgan with severance equal to 1.5 times his annual base salary and target bonus plus 18 months of health care benefits in the event he experiences a qualifying termination of employment within a specified period following a change in control (which term will be defined in the change in control agreement).

Agreement with James L. Brat

On September 17, 2015, we entered into an agreement with James L. Brat for the position of General Counsel, with an effective date as of November 9, 2015. The agreement provides for an annual base salary of $275,000. Pursuant to his agreement, Mr. Brat is eligible for an annual incentive target of 60% of his annual base salary and long-term incentive equity award with a target value of $200,000.

The agreement provides that if Mr. Brat’s employment is involuntarily terminated not for cause or Mr. Brat voluntarily terminates his employment for good reason, Mr. Brat will be eligible for severance of continued base salary and health care benefits coverage at the same level provided to Mr. Brat during the 90-day period prior to his termination of employment, in each case for a period of time to be determined by our policy in place at time of his termination.

The agreement provides that Mr. Brat will be covered under a change in control agreement with us, which has not yet been adopted but is expected to provide Mr. Brat with severance equal to 1.5 times his annual base salary and target bonus plus 18 months of health care benefits in the event he experiences a qualifying termination of employment within a specified period following a change in control (which term will be defined in the change in control agreement).

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards for each named executive officer as of December 31, 2016.

	Stock Awards
Name	Date of Grant	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

William H. Lenehan	2/8/2016	30,630(3)	628,528	91,890	1,885,583
	12/23/2015	31,538(4)	647,160
Gerald R. Morgan	2/3/2016	8,783(3)	180,227	26,350	540,702
	12/23/2015	8,976(4)	184,188
James L. Brat	2/3/2016	4,748(3)	97,429	14,244	292,287
	12/23/2015	4,852(4)	99,563

(1)	Amounts reported are based on the closing market price of our common stock on December 30, 2016 ($20.52).

(2)	These awards consist of shares of performance-based restricted stock, which vest based on the achievement of a performance measure over a three-year performance period commencing on January 1, 2016 and ending on December 31, 2018. The number in the table reflects the number of shares of restricted stock that the executive will earn based on achieving the maximum level of performance. The level of achievement assumed for each award is the next higher performance level (i.e., target or maximum) that exceeds the actual performance level achieved in respect of each award calculated as of December 31, 2016, in accordance with SEC rules. The number of shares of restricted stock, if any, that will be earned by the executive will depend on the actual performance level achieved by the Company for the applicable three-year performance period.

(3)	These awards consist of shares of time-based restricted stock, which vest in equal installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment with the Company through the applicable vesting date.

(4)	These awards consist of restricted stock units, which vest on December 23, 2018, subject to the executive’s continued employment on the vesting date.

Potential Payments Upon Termination or Change in Control

The following table sets forth quantitative information with respect to potential payments and benefits to each of our named executive officers in connection with a termination of employment or a change in control of the Company, assuming that the termination of employment and change in control each occurred on December 31, 2016. A description of these payments and benefits appears above in the section entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” The amounts reported in the “Stock Awards” column below are based on the closing price of our common stock on December 30, 2016 ($20.52).

Name	Cash Severance Payments ($)(1)	Stock Awards ($)(2)	Health Care Benefits ($)(3)	Total ($)
William H. Lenehan
Termination Without Cause or for Good Reason	712,500	—	$25,655	738,155
Termination Without Cause or for Good Reason After a Change in Control	712,500	2,218,479	$25,655	2,965,634
Termination following Death or Disability	—	2,218,479	—	2,218,479
Gerald R. Morgan
Termination Without Cause or for Good Reason	—	—	—	—
Termination Without Cause or for Good Reason After a Change in Control	—	634,766	—	634,766
Termination following Death or Disability	—	634,766	—	634,766
James L. Brat
Termination Without Cause or for Good Reason	—	—	—	—
Termination Without Cause or for Good Reason After a Change in Control	—	343,135	—	343,135
Termination following Death or Disability	—	343,135	—	343,135

(1)	Mr. Lenehan’s letter agreement with the Company provides that if his employment is involuntarily terminated by the Company not for cause or voluntarily terminated by Mr. Lenehan for good reason, he will be eligible to receive 18 months of base salary.

(2)	Our restricted stock unit, time-based restricted stock and performance-based restricted stock award agreements provide that if an executive’s employment is terminated by the Company for any reason other than cause, death or disability, or the executive resigns for good reason, in each case within two years after a change in control, then the executive will become immediately vested in all of his units or shares, as applicable. The performance-based restricted stock awards will vest based on actual performance through the date of the change of control. We have assumed for purposes of the table above that performance will be achieved at the target level. The award agreements also provide that if the executive dies or becomes disabled prior to the vesting of the units or shares, as applicable, then he will become immediately vested in all of his units or shares, as applicable (with respect to the performance-based restricted stock award, 100% of the target shares will vest). The time-based restricted stock and performance-based restricted stock award agreements also provide for accelerated vesting on a pro-rata basis upon certain terminations of employment that occur after the first anniversary of the grant date and prior to a change in control. As of December 31, 2016, the first anniversary of the respective grant date of each such award had not yet occurred.

(3)	Mr. Lenehan’s letter agreement with the Company provides that if his employment is involuntarily terminated by the Company not for cause or voluntarily terminated by Mr. Lenehan for good reason, he will be eligible to receive 18 months of health care benefits coverage at the same level provided to him during the 90-day period prior to his termination.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company’s equity compensation plan information as of December 31, 2016 is as follows:

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights[1]	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders[2]	190,527	—	1,902,849

Equity compensation plans not approved by security holders	—	—	—

Total	190,527	—	1,902,849

(1)	Includes unvested restricted stock units that may be settled in shares of the Company’s common stock.

(2)	Consists of the 2015 Plan, which was approved by the Company’s sole stockholder, Rare Hospitality International, Inc., on October 20, 2015, prior to the Spin-Off.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 19, 2017 with respect to the beneficial ownership of our common stock by (i) each person who beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings; (ii) each director or director nominee; (iii) each named executive officer listed in the table titled “2016 Summary Compensation Table” above; and (iv) all directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of restricted stock unit exercisable or vesting within 60 days after April 19, 2017 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Unless otherwise indicated, the address for all persons named below is c/o Four Corners Property Trust, Inc., 591 Redwood Highway, Suite 1150 Mill Valley, California 94941.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock (1)
Beneficial holders of 5% or more of our common stock:
BlackRock, Inc. (2)	7,969,996	13.3%
The Vanguard Group (3)	7,337,314	12.2%
Vanguard Specialized Funds (4)	4,322,678	7.2%

Named Executive Officers, Directors and Director Nominees:
William H. Lenehan	41,550	*
John S. Moody	22,065	*
Douglas B. Hansen, Jr.	20,103	*
Marran H. Ogilvie (5)	12,477	*
Paul E. Szurek (6)	13,191	*
Gerald R. Morgan	21,898	*
James L. Brat	2,624	*
All current executive officers and directors as a group (7 persons)	121,386	*

*Less than one percent (1%).

(1)	The percentage of beneficial ownership shown in the following table is based on 60,022,912 outstanding shares of common stock as of April 19, 2017.

(2)	Based solely on an amendment to Schedule 13G filed with the SEC on February 8, 2017. BlackRock, Inc. has sole dispositive power with respect to 7,969,996 shares and sole voting power with respect to 7,842,496 shares. BlackRock, Inc. has indicated that it filed the Schedule 13G on behalf of the following subsidiaries: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC and BlackRock Japan Co Ltd.

(3)	Based solely on an amendment to Schedule 13G filed with the SEC on February 13. 2017. The Vanguard Group has sole voting power with respect to 175,520 shares, shared voting power with respect to 86,631 shares, sole dispositive power with respect to 7,151,489 shares and shared dispositive power with respect to 185,825 shares. The Vanguard Group has indicated that it filed the Schedule 13G on behalf of the following subsidiaries: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Based solely on a Schedule 13G filed with the SEC on February 13, 2017. Vanguard Specialized Funds has sole voting power of 4,322,678 shares. The address of Vanguard Specialized Funds is 100 Vanguard Blvd., Malvern, PA 19355.

(5)	Includes 5,278 vested RSUs (together with their respective vested Dividend Equivalent Units) that Ms. Ogilvie has elected to defer payment of until her separation from service with the Board in accordance with the Company’s director compensation policy.

(6)	Includes 5,278 vested RSUs (together with their respective vested Dividend Equivalent Units) that Mr. Szurek has elected to defer payment of until his separation from service with the Board in accordance with the Company’s director compensation policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Executive officers, directors and greater than ten percent stockholders also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto and written representations furnished to us during the most recent fiscal year, no person who at any time during the fiscal year was a director, officer, or beneficial owner of more than 10% of any class of our equity securities failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year, except for one transaction on one report for each of Messrs. Hansen, Moody and Szurek and Ms. Ogilvie.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Procedures for Approval of Related Party Transactions

Our Board has adopted a policy regarding the approval of any “interested transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $50,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. The Board will take into account, among other facts and circumstances it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our policy requires any director who may be interested in an interested transaction to recuse himself or herself from any consideration of such transaction. If an interested transaction will be ongoing, the Board may establish guidelines for the Company’s management to follow in its dealings with the related party.

In 2016, the Company had no related party transactions that exceeded the “interested transaction” threshold.

MISCELLANEOUS

Stockholder Proposals and Nominations

Any proposal of a stockholder intended to be included in our proxy statement for the 2018 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by us no later than January 1, 2018, unless the date of our 2017 Annual Meeting of Stockholders is more than 30 days before or after June 16, 2018, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be directed to our General Counsel and Secretary, at 591 Redwood Highway, Suite 1150 Mill Valley, California 94941.

A stockholder nomination of a person for election to our Board or a proposal for consideration at our 2018 Annual Meeting of Stockholders not intended to be included in our proxy statement pursuant to SEC Rule 14a-8 must be submitted in accordance with the advance notice procedures and other requirements set forth in Section 6 of Article II of our bylaws. Pursuant to Section 6 of Article II of our bylaws, we must receive timely notice of the nomination or other proposal in writing by not later than March 18, 2018, nor earlier than February 16, 2018. However, in the event that the 2018 Annual Meeting of Stockholders is advanced or delayed by more than 25 days from the first anniversary of the date of the 2017 Annual Meeting of Stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or the first public announcement of the meeting, whichever occurs first. A copy of our bylaws can be obtained from our General Counsel and Secretary, at 591 Redwood Highway, Suite 1150 Mill Valley, California 94941.

Householding

Any stockholder, including both stockholders of record and beneficial holders who own their shares through a broker, bank or other nominee, who share an address with another holder of our common stock are only being sent one Notice of Internet Availability of Proxy Materials or set

of proxy materials, unless such holders have provided contrary instructions. We will deliver promptly upon written or oral request a separate copy of these materials to any holder at a shared address to which a single copy of the proxy materials were delivered. If you wish to receive a separate copy of these materials in the future or if you are receiving multiple copies and would like to receive a single copy, please contact our General Counsel and Secretary, in writing, at 591 Redwood Highway, Suite 1150 Mill Valley, California 94941, or by telephone at 415-965-8030.

Other Matters

We do not intend to bring before the Annual Meeting any matters other than the proposals specifically described above, and we know of no matters other than those to come before the Annual Meeting. If any other matters properly come before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with the recommendation of our management on such matters, including any matters dealing with the conduct of the Annual Meeting.

By Order of the Board of Directors

JAMES L. BRAT
General Counsel and Secretary

Dated: May 1, 2017
Mill Valley, California

50

FOUR CORNERS PROPERTY TRUST, INC. 591 REDWOOD HIGHWAY, SUITE 1150 MILL VALLEY, CA 94941

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 15, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/FCPT2017

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 15, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E29488-P92021	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FOUR CORNERS PROPERTY TRUST, INC.
The Board of Directors recommends you vote “FOR” all of the nominees listed in Proposal 1:
1.	Election of Directors		For	Against	Abstain

Nominees:
	1a. William H. Lenehan		☐	☐	☐

	1b. Douglas B. Hansen, Jr.		☐	☐	☐

	1c. John S. Moody		☐	☐	☐

	1d. Marran H. Ogilvie		☐	☐	☐

	1e. Paul E. Szurek		☐	☐	☐

The Board of Directors recommends you vote “FOR” Proposals 2 and 3 and for “ONE YEAR” on Proposal 4:								For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.							☐	☐	☐

3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers.							☐	☐	☐

							One Year	Two Years	Three Years	Abstain

4.	To select, on a non-binding advisory basis, the frequency with which we will conduct the non-binding advisory vote on executive compensation.						☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E29489-P92021

FOUR CORNERS PROPERTY TRUST, INC. Annual Meeting of Stockholders June 16, 2017 2:00 PM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Gerald R. Morgan and James L. Brat, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FOUR CORNERS PROPERTY TRUST, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, EDT on June 16, 2017, at www.virtualshareholdermeeting.com/FCPT2017, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

 V.1.2